Exhibit 16.1

Ernst & Young LLP Suite 600 275 Shoreline Drive Redwood City, CA 94065- 1493	Tel: +1 650 802 4500 Fax: +1 650 802 4600 ey.com

Securities and Exchange Commission	November 14, 2014
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 14, 2014 of Paratek Pharmaceuticals, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

A member firm of Ernst & Young Global Limited